UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Focus Impact Acquisition Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT
OF
FOCUS IMPACT ACQUISITION CORP.
Dated September 10, 2024

The following disclosures in this proxy supplement (the “Supplement”) supplement, and should be read in conjunction with, the disclosures contained in the definitive proxy statement (the “Definitive Proxy Statement”) of Focus Impact Acquisition Corp. (“FIAC”), filed with the Securities and Exchange Commission (the “SEC”) on August 9, 2024, which in turn should be read in its entirety. To the extent the information set forth herein differs from or updates information contained in the Definitive Proxy Statement, the information set forth herein shall supersede or supplement the information in the Definitive Proxy Statement. All other information in the Definitive Proxy Statement remains unchanged. Terms used herein, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement.

As provided in the Definitive Proxy Statement, FIAC is seeking stockholder approval of, among other things, a business combination between FIAC and DevvStream Holdings Inc., a company existing under the Laws of the Province of British Columbia (“DevvStream”) (as further described in the Definitive Proxy Statement). In connection with the closing of the business combination (“Closing”), among other things, (i) FIAC will be continued from the State of Delaware under the Delaware General Corporation Law to the Province of Alberta, Canada, and thereby become a company existing under the Business Corporations Act (Alberta) (the “SPAC Continuance”) and will change its name to DevvStream Corp. (“New PubCo”) and (ii) DevvStream and Focus Impact Amalco Sub Ltd., a company existing under the laws of the Province of British Columbia (“Amalco Sub”) and wholly-owned subsidiary of FIAC, will amalgamate to form one corporate entity (such entity, “Amalco” and such transaction, the “Amalgamation”).

The purpose of the following supplemental disclosures is, among other things, to update the Nasdaq Proposal with respect to securities that may be issued in connection with financing arrangements that may be entered into in connection with the above transaction.

The section “Proposal No. 3 – The Nasdaq Proposal” beginning on page 187 of the Definitive Proxy Statement is amended and restated in its entirety as follows.

PROPOSAL NO. 3 — THE NASDAQ PROPOSAL

Overview

FIAC is proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635 (a), (b) and (d). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Pursuant to the Business Combination Agreement, it is anticipated that FIAC will pay to the DevvStream Shareholders, as of immediately prior to the Effective Time, that number of New PubCo Common Shares (or, with respect to Company Options, Company RSUs and Company Warrants, a number of Converted Options, Converted RSUs and Converted Warrants consistent with the aforementioned conversion mechanics) equal to (a)(i) the Reverse Split Factor multiplied by (ii)(x) $145 million plus the aggregate exercise price of all in-the-money Company Options and Company Warrants outstanding immediately prior to the Effective Time (or exercised in cash prior to the Effective Time) divided by (y) $10.20, plus (b) solely to the extent any Company Shares are required to be issued to Approved Financing Sources pursuant to Approved Financings in connection with the Closing, (i) each such Company Share multiplied by (ii) the Per Common Share Amalgamation Consideration in respect of such Company Share.

In addition,  in connection with the Closing, FIAC may issue up to an additional 5,000,000 shares of Class A Common Stock or New PubCo Common Shares pursuant to or in connection with certain financing arrangements which may be entered into prior to or in connection with Closing (the “Financing Shares”). The Financing Shares may be issued for less than the book or market value of the Class A Common Stock or for no consideration, and may be issued either directly to financing partners or to the Sponsor in respect of transfers of Class A Common Stock made by the Sponsor held by it to financing partners.

If the Nasdaq Proposal is adopted, up to an aggregate of 10,143,087 New PubCo Common Shares may be issued consisting of (i) 5,143,087 New PubCo Common Shares to be issued to the DevvStream Shareholders as consideration in the Business Combination (assuming a Reverse Split Factor of 0.4286, based on the closing price of the Subordinated Voting Company Shares on the Cboe Canada, as of June 28, 2024, converted into United States dollars based on the Bank of Canada daily exchange rate as of June 28, 2024, and as adjusted pursuant to the table below) and (ii) up to 5,000,000 Financing Shares. It is anticipated that the DevvStream Shareholders will hold 63.5% of the outstanding New PubCo Common Shares immediately following the Closing. These percentages exclude outstanding Warrants and assume that (i) no Class A Common Stock is redeemed in connection with the Business Combination, (ii) no awards are issued under the Equity Incentive Plan, and (iii) no Financing Shares are issued. The following table sets forth an illustrative range of the potential Business Combination consideration issuable to DevvStream Shareholders based on various DevvStream Subordinated Voting Share prices, ranging from $0.24 to $1.06, which reflect the 52-week price range for DevvStream Subordinated Voting Shares as of June 28, 2024, plus or minus approximately 10%, as applicable.

DevvStream SVS Price ($USD)	Common Conversion Ratio	Value of New PubCo Common Shares Received by DevvStream Shareholders per share	Aggregate Value of New PubCo Common Shares Received by DevvStream Shareholders	New PubCo Common Shares Received by DevvStream Shareholders	Percent of New PubCo Common Shares to be Held by DevvStream Shareholders
$0.24	0.060	$33.70	$153,896,226	4,566,187	63.5%
$0.31	0.078	$26.09	$153,896,226	5,897,992	63.5%
$0.39	0.098	$20.74	$153,896,226	7,420,054	63.5%
$0.46	0.115	$17.58	$153,896,226	8,751,859	63.5%
$0.54	0.135	$14.98	$153,896,226	10,273,922	63.5%
$0.61	0.1525	$13.26	$153,896,226	11,605,726	63.5%
$0.69	0.173	$11.72	$153,896,226	13,127,789	63.5%
$0.76	0.190	$10.64	$153,896,226	14,459,593	63.5%
$0.84	0.210	$9.63	$153,896,226	15,981,656	63.5%
$0.91	0.228	$8.89	$153,896,226	17,313,460	63.5%
$0.99	0.248	$8.17	$153,896,226	18,835,523	63.5%
$1.06	0.265	$7.63	$153,896,226	20,167,328	63.5%

Vote Required for Approval

The approval of the Nasdaq Proposal will require the affirmative vote of the holders of a majority in voting power of the outstanding shares of FIAC Common Stock. If any of the Business Combination Proposal, the SPAC Continuance Proposal, the Nasdaq Proposal, the Charter Proposal or the Incentive Plan Proposal fails to receive the required stockholder approval, the Business Combination will not be completed.

Given that the Sponsor owns 5,000,000 shares of the outstanding Class A Common Stock and 750,000 shares of the outstanding Class B Common Stock (amounting to approximately 77% of the outstanding shares of FIAC Common Stock), the Nasdaq Proposal will be approved if the Sponsor votes in favor of such Proposal, even if all other stockholders vote against such Proposal. The Sponsor has agreed to vote its shares in favor of the Nasdaq Proposal.

Recommendation of the FIAC Board

THE FIAC BOARD RECOMMENDS THAT FIAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of FIAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of FIAC and its stockholders and what he or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, FIAC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination Proposal (Proposal 1) — Interests of FIAC’s Directors and Officers in the Business Combination” for a further discussion of these considerations for a further discussion of these considerations.

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